StemCells, Inc. Announces Closing of $20 Million Offering

NEWARK, CA, July 18, 2014 (GLOBE NEWSWIRE) – StemCells, Inc. (Nasdaq:STEM), today announced that it has closed its previously announced offering of common stock and short term warrants. The Company sold a total of 11,299,435 units to two well recognized institutional biotechnology investors and received total proceeds, net of offering expenses and placement agent fees, of approximately $18.7 million. Each unit consists of one share of common stock and a warrant to purchase 0.85 of a share of common stock at a price of $1.77 per unit. The warrants will first be exercisable six months from the date of issuance at an initial exercise price of $2.17 per share. The warrants will expire at the close of business on August 17, 2015.

“Two sophisticated investors approached us to provide $20 million of capital based upon the strength of our interim clinical data, and our ongoing translation agenda,” said Greg Schiffman, chief financial officer of StemCells, Inc. “Moreover, this transaction was structured with a short term warrant which provides the investors with the potential to provide approximately $20 million in additional capital next year. The proceeds from this financing, combined with the funds from the warrants, should they be exercised, would provide sufficient capital to finance our projected 2015 operating expenditures, by which time we expect to have final data from our Phase I/II clinical programs in spinal cord injury and dry age related macular degeneration and should have initiated controlled proof of concept Phase II clinical programs in both of these indications.”

Ascendiant Capital Markets, LLC acted as financial advisor and placement agent for the offering.

About StemCells, Inc.

StemCells, Inc. is engaged in the research, development, and commercialization of cell-based therapeutics and tools for use in stem cell-based research and drug discovery. The Company’s lead therapeutic product candidate, HuCNS-SC® cells (purified human neural stem cells), is currently in development as a potential treatment for a broad range of central nervous system disorders. In a Phase I clinical trial in Pelizaeus-Merzbacher disease (PMD), a fatal myelination disorder in children, the Company has shown preliminary evidence of progressive and durable donor-derived myelination in all four patients transplanted with HuCNS-SC cells. The Company conducted a Phase I/II clinical trial in chronic spinal cord injury in Switzerland, Canada and the United States, and has reported positive interim data for the first eight patients. The Company is also conducting a Phase I/II clinical trial in dry age-related macular degeneration (AMD) in the United States. In addition, the Company is pursuing preclinical studies in Alzheimer’s disease, with support from the California Institute for Regenerative Medicine (CIRM).  StemCells also markets stem cell research products, including media and reagents, under the SC Proven® brand. Further information about StemCells is available at http://www.stemcellsinc.com.

Apart from statements of historical fact, the text of this press release constitutes forward-looking statements within the meaning of the U.S. securities laws, and is subject to the safe harbors created therein. These statements include, but are not limited to, statements regarding the future business operations of StemCells, Inc. (the “Company”); the Company’s expected use of net proceeds; the sufficiency of the proceeds from the offering together with proceeds from the exercise of the warrants, if any, to fund 2015 operating expenditures; and the prospect for continued clinical development of the Company’s HuCNS-SC cells in CNS disorders including the prospect of initiating Phase II clinical studies in dry age related macular degeneration and spinal cord injury. These forward-looking statements speak only as of the date of this news release. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. Such statements reflect management’s current views and are based on certain assumptions that may or may not ultimately prove valid. The Company’s actual results may vary materially from those contemplated in such forward-looking statements due to risks and uncertainties to which the Company is subject, , including the fact that additional trials will be required to demonstrate the safety and efficacy of the Company’s HuCNS-SC cells for the treatment of any disease or disorder; uncertainty as to whether the FDA or other applicable regulatory agencies or review boards will permit the Company to continue clinical testing in AMD or spinal cord injury; uncertainties regarding the timing and duration of any clinical trials; uncertainties regarding the Company’s ability to recruit the patients required to conduct its clinical trials or to obtain meaningful results; uncertainties regarding the Company’s ability to obtain the increased capital resources needed to continue its current and planned research and development operations; uncertainties regarding the Company’s manufacturing capabilities given its increasing preclinical and clinical commitments; uncertainty as to whether HuCNS-SC cells and any products that may be generated in the future in the Company’s cell-based programs will prove safe and clinically effective and not cause tumors or other adverse side effects; uncertainties regarding the Company’s ability to commercialize a therapeutic product and its ability to successfully compete with other products on the market; and other factors that are described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, and in its subsequent reports on Form 10-Q and Form 8-K.

CONTACT: Greg Schiffman

StemCells, Inc.

Chief Financial Officer

(510) 456-4128

Andrea Flynn

Russo Partners

(646) 942-5631